Exhibit 99.1

EDAC Technologies Reports Strong Results for Fiscal 2012 Second Quarter

- Sales Increase 21% to Record $26.5 Million, Including Initial EBTEC Contribution and Record Sales for Legacy Business

- Net Income Rises 48% to $1.4 Million, or $0.26 per Diluted Share

- Backlog at Quarter-End Is $304.3 Million

- State of CT Approves $6.6 Million Capital Equipment Loan for Cheshire Facility

FARMINGTON, Conn., August 1, 2012 – EDAC Technologies Corporation (NASDAQ: EDAC), a diversified designer, manufacturer and servicer of precision components for aerospace and industrial applications, reported today that sales for the second quarter of fiscal 2012 were a record $26.5 million, an increase of 21% from the second quarter of fiscal 2011. The 2012 second quarter included $1.1 million of sales from EBTEC Corporation, representing the one month of sales recorded by EBTEC from the date of its acquisition by EDAC on June 1, 2012.

Both the Company’s Aerospace Segment, which includes EBTEC, and its Industrial Segment contributed to EDAC’s year-over-year sales growth and higher profitability.

Gross profit for the second quarter of 2012 increased 44% from the second quarter of 2011 to $5.2 million, and represented 19.8% of second quarter 2012 sales versus 16.6% of sales in the second quarter of 2011 and 18.1% of sales in the 2012 first quarter.

Operating income also increased 44%, to $2.5 million, compared with the second quarter of last year, yielding an operating margin of 9.4% of sales compared with 7.9% in the second quarter of 2011 and 8.8% of sales in the 2012 first quarter.  This improvement was achieved even after including $450,000 of acquisition expense for EBTEC recorded in SG&A in the 2012 second quarter.  Before including the acquisition expense, operating income for the second quarter of 2012 increased 70% from the 2011 second quarter and represented 11.1% of sales.

Net income for the second quarter of 2012 increased 48% to $1.4 million, or $0.26 per diluted share, compared with $977,000, or $0.19 per diluted share, reported for the second quarter of 2011. There were more diluted shares in the 2012 second quarter, including 150,523 shares issued as part of the purchase amount for EBTEC.

The Company’s total long-term debt, including current portion, at June 30, 2012 was $31.3 million. This included mortgages on all its current facilities in Connecticut, including Plainville, which is in the process being sold.  The Company also plans to sell its remaining Connecticut facilities, with the exception of its new Cheshire facility, and use the full proceeds to retire the mortgages associated with them totaling $7 million.

The Company has two business segments: the Aerospace Segment, which consists of its EDAC AERO and EBTEC product lines; and the Industrial Segment, which includes the APEX Machine Tool and EDAC Machinery product lines.

Aerospace Segment sales for the second quarter of 2012 were $18.7 million, an increase of 31% from the second quarter of 2011.  This included the one month of EBTEC sales as well as a 23% increase in the sales of the Company’s legacy EDAC AERO business.  The increase reflected initial shipment of parts for Trent aircraft engines under a long-term agreement (LTA) with Rolls Royce as well as shipment of new shop assist parts and of other fully developed and spare parts.

Aerospace Segment operating income increased 51% from the second quarter of 2011 to $1.4 million and represented 7.6% of Aerospace Segment sales versus 6.6% of sales in the second quarter of 2011 and 9.3% of sales in the 2012 first quarter. Before including the EBTEC acquisition expense, operating income rose to 10.0% of sales for the Aerospace Segment in the 2012 second quarter.

Industrial Segment sales for the second quarter of 2012 increased 3% to $7.8 million compared with the second quarter of 2011.  A 21% increase in the sales of Apex Machine Tool offset 40% lower sales for EDAC Machinery, which was caused by a shift in shipment schedules on two orders into the second half of 2012.  The increase in Apex Machine Tool sales reflected additional shipments for a ground-based turbine retrofit program as well as to new customers and increased business with current customers.

Industrial Segment operating income increased 34% to $1.1 million, compared with the second quarter of 2011, and represented 13.5% of Industrial Segment sales versus 10.3% of segment sales in the 2011 second quarter and 7.5% in the first quarter of 2012.  This was mainly due to a favorable shift in product mix.

The Company noted that SG&A expense for the second quarter of 2012 was $2.8 million, or 10.4% of sales, compared to 8.7% of sales in the second quarter of 2011 and 9.4% in the 2012 first quarter.  Before including the EBTEC acquisition expense, SG&A as a percentage of sales was 8.7% in the 2012 second quarter.

The Company also noted that total sales backlog at June 30, 2012 remained strong at $304.3 million, compared with $310.4 million at March 31, 2012 and $168.0 million at the end of the 2011 second quarter.

State of Connecticut Financing for Cheshire Facility

Separately, EDAC said that the State of Connecticut Department of Economic and Community Development (DECD) and the State Bond Commission have approved a $6.6 million capital equipment loan for the Cheshire facility.  EDAC will use the loan, which will bear interest at a preferential rate, for the acquisition of machinery and equipment for the Cheshire facility.  EDAC may be eligible for loan principal forgiveness of up to $500,000 for creating 50 jobs or up to $1 million for creating 100 jobs within five years. Furthermore, the Cheshire property is in an Enterprise Zone and may also qualify for certain tax abatement incentives.

Summary and Outlook

Dominick Pagano, President and Chief Executive Officer, stated: “Our second quarter was a very strong quarter for EDAC, with continued record sales and profitability, even before including the benefit of our acquisition of EBTEC. The diversity of the programs and customers we serve, the depth of our manufacturing capabilities, and the expanded range of products we are reliably delivering to customers have been major drivers of our sales growth over the past several quarters. Our profitability is continuing to strengthen with the further implementation of advanced manufacturing best practices company-wide combined with our increased sales level.

“EBTEC is proving to be an ideal fit for our business, with the addition of its advanced welding and other high energy beam capabilities strengthening our position with our aerospace customers and increasing their confidence in our ability to further ramp-up to meet the growing demand in aerospace.  EBTEC is also benefiting from the addition of our core competency in turning, which expands their portfolio of services, increases their ability to ramp-up and is adding to the confidence of their customers as well.  Thus far, we have seamlessly integrated EBTEC into our operations.  It was accretive to our second quarter results.

“We continued to maintain a very strong level of backlog even after a quarter of record sales.  Our plan is to only add to it with LTAs that fully meet our profitability objectives. A group of potential LTAs is being bid in the third and fourth quarters.

“To support the ramp-up required to meet our current backlog, we recently announced the purchase of Pratt & Whitney’s world class manufacturing facility in Cheshire, Conn., where we intend to consolidate all of our Connecticut operations.  The Cheshire facility will not only alleviate our current capacity constraints, but also enable us to add state-of-the-art manufacturing equipment and optimally configure the facility to deploy lean processes, cellular manufacturing and centers of excellence.  We have already started to move equipment to Cheshire in line with our facility integration plan and expect to complete the plan by the end of 2013.  We also are very grateful for the State of Connecticut’s support, in the form of financing incentives for this project that is essential for our Company’s continued growth.

Mr. Pagano concluded: “The sales achieved in our legacy EDAC business in the 2012 second quarter were in line with our budget and our growth plan. Based on current shipment schedules, we continue to expect that legacy sales in the remaining two quarters of the year will be in line with the first quarter of 2012, as we previously forecasted. EBTEC’s monthly sales should continue at the level achieved in June and therefore will be additive to our sales each quarter.  With 20% sales growth achieved through the first half of 2012 and our positive outlook for the second half of the year, we are well on track to meet or exceed $100 million in sales for full year 2012.  Our strategic initiatives in the second quarter position us for further growth in the future.”

Conference Call and Webcast

The Company will host a conference call to review second quarter 2012 results today, August 1st, at 10:00 a.m. (Eastern Time). The call will be broadcast simultaneously over the Internet.  Listeners can access a webcast of the conference call live over the Internet at www.edactechnologies.com.  Please allow 10 minutes prior to the call to visit the site to download and install any necessary audio software.  After the call has taken place, its archived version will be available at this web site.

About EDAC Technologies Corporation

EDAC Technologies Corporation is a diversified manufacturing company serving the aerospace and industrial markets.  In the aerospace sector, EDAC offers design and manufacturing services for commercial and military aircraft, in such areas as jet engine parts, special tooling, equipment, gauges and components used in the manufacture, assembly and inspection of jet engines.  Industrial applications include high-precision fixtures, gauges, dies and molds, as well as the design, manufacture and repair of precision grinders and precision spindles, which are an integral part of machine tools found in virtually every manufacturing environment. EDAC’s core competencies include extensive in-house design and engineering capabilities, and facilities equipped with the latest enabling machine tools and manufacturing technologies.  EDAC’s recent acquisition of EBTEC Corporation expands its services to the aerospace and industrial markets to include electron beam welding, laser welding, laser cutting and laser drilling, EDM, vacuum heat treating and abrasive waterjet cutting as well as expanding its markets to include semiconductors and medical devices.

Cautionary Statement Regarding Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995; including forward-looking statements regarding future profitability, expected sales and other matters that are subject to risks and uncertainties. The Company uses words such as “plans,” seeks,” “projects,” “expects,” “believes,” “may,” “anticipates,” “estimates,” “should,” and similar expressions to identify these forward looking statements. These statements are subject to risks and uncertainties and are based upon the Company’s beliefs and assumptions. There are a number of important factors that may affect the Company’s actual performance and results and the accuracy of its forward-looking statements, many of which are beyond the control of the Company and are difficult to predict. These important factors include, without limitation, factors which could affect demand for the Company's products and services such as general economic conditions and economic conditions in the aerospace industry and the other industries in which the Company competes; competition from the Company's competitors; and the Company’s ability to enter into satisfactory financing arrangements. These and other factors are described in the Company’s annual and quarterly reports filed from time to time with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent the Company’s expectations and beliefs as of the date of this release. The Company anticipates that subsequent events and developments may cause these expectations and beliefs to change. However, while the Company may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation or intention to do so.

CONTACTS:	EDAC Technologies Corporation
Glenn L. Purple
Vice President-Finance
860-677-2603

Comm-Counsellors, LLC
Edward Nebb
203-972-8350
June Filingeri
203-972-0186

(Financial Tables Follow)

EDAC TECHNOLOGIES CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in thousands except per share amounts)

	For the three months ended		For the six months ended
	June 30,	July 2,	June 30,	July 2,
	2012	2011	2012	2011

Sales	$26,544	$21,880	$50,574	$42,079

Cost of sales	21,298	18,249	40,971	35,639

Gross profit	5,246	3,631	9,603	6,440

Selling, general and administrative expenses	2,762	1,903	5,010	3,848

Income from operations	2,484	1,728	4,593	2,592

Interest expense	(299)	(270)	(507)	(525)

Income before income taxes	2,185	1,458	4,086	2,067

Provision for income taxes	743	481	1,389	682

Net income	$1,442	$977	$2,697	$1,385

Income per common share data:
Basic income per share	$0.28	$0.20	$0.53	$0.28
Diluted income per share	$0.26	$0.19	$0.49	$0.27

Weighted average shares outstanding:
Basic	5,130	4,924	5,101	4,917
Diluted	5,604	5,077	5,556	5,041

EDAC TECHNOLOGIES CORPORATION
MARKET SEGMENT INFORMATION
(UNAUDITED) (in thousands)

	For the three months ended		For the six months ended
	June 30,	July 2,	June 30,	July 2,
	2012	2011	2012	2011
Sales
Aerospace	$18,721	$14,264	$35,500	$27,980
Industrial	7,823	7,616	15,074	14,099
Total sales	$26,544	$21,880	$50,574	$42,079
Operating profit
Aerospace	$1,427	$942	$2,994	$1,664
Industrial	1,057	786	1,599	928
Total operating profit	$2,484	$1,728	$4,593	$2,592

EDAC TECHNOLOGIES CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(in thousands)
	June 30, 2012	December 31, 2011
ASSETS
CURRENT ASSETS:
Cash	$1,623	$1,564
Accounts receivable, net	23,513	17,905
Inventories	24,031	20,235
Prepaid expenses and other current assets	450	230
Land & building held for sale	2,695	-
Deferred income taxes	2,155	1,951
Total current assets	54,467	41,885

PROPERTY, PLANT AND EQUIPMENT	71,305	55,464
Less: accumulated depreciation	32,547	31,410
	38,758	24,054
OTHER ASSETS
Goodwill	3,997	-
Other assets	176	114
TOTAL ASSETS	$97,398	$66,053

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Line of credit	$9,450	$2,023
Current portion of long-term debt	5,175	2,450
Trade accounts payable	9,543	8,449
Employee compensation and amounts withheld	1,919	2,449
Accrued expenses	2,642	1,754
Customer advances	466	708
Total current liabilities	29,195	17,833

Long-term debt, less current portion	26,122	12,145
Pension liabilities, less current portion	2,364	2,469
Deferred income taxes	6,265	4,990
Total long-term liabilities	34,751	19,604
Total liabilities	63,946	37,437

SHAREHOLDERS' EQUITY:
Common stock	13	13
Additional paid-in capital	14,560	12,522
Retained earnings	21,877	19,180
Accumulated other comprehensive loss	(2,998)	(3,099)
Total shareholders' equity	33,452	28,616

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$97,398	$66,053